Exhibit 10.5

MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT is made as of the 1st day of April, 2007 (the “Effective Date”)

BETWEEN:

BiondVax Pharmaceuticals Ltd.
an Israeli Company No.51-3436105,
(the “Company”)
of 54 Bialik Ave.
47205 Ramat- Ha’Sharon
ISRAEL

And

Ron Executive Ltd.,
an Israeli Company No.512361403, wholly owned by the Contractor
(the “Contractor”)
of 54 Bialik Ave.
47205 Ramat Ha’Sharon
ISRAEL

WHEREAS
the parties desire to enter into this Agreement setting forth the terms and conditions pursuant to which the Company shall retain from the Contractor management Services as an independent sub-contractor of the Company, to be provided exclusively by Ron Babecoff (“Babecoff”) effective as of the Effective Date; and

WHEREAS	the parties further agree that upon the Effective Date the previous Management Services Agreement (the “Previous Agreement”) between the parties hereunder, dated March 27, 2005 shall terminate;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Contracting Agreement

This Agreement shall exclusively determine the terms of the rendering of the Contractor’s Services by the Company. This Agreement shall be binding upon the parties, and shall not be subject to any other agreements or arrangements of any kind.

2.	Independent Contractor Services.

2.1
The Company hereby retains the Contractor’s Services, as defined in Section 4 herein. The Contractor agrees and undertakes that the Services shall be provided exclusively by Babecoff, which undertaking is a fundamental team of this Agreement. None of the Services may be delegated, assigned, or subcontracted by the Contractor to others without the prior written consent of the Company.

2.2
It is hereby agreed that such Services shall be performed under and pursuant to the terms and conditions hereinafter set forth. The Contractor hereby represents in favor of the Company that no provision of any law, regulation, agreement or other document prohibits it from entering into this Agreement.

2.3
The Contractor agrees that Contractor shall act (and has acted pursuant to the Previous Agreement) as an independent contractor in the performance of the duties under this Agreement and that nothing contained herein (or in the Previous Agreement) shall create (or has created) or be construed to create an employer-employee relationship between the Company and the Contractor and/or Babecoff and that the Contractor shall not be entitled to any Company employment rights or benefits. In the event that any court will determine that employer-employee relationship existed between the Company and/or Babecoff, any payments paid to the Contractor under this Agreement (or under the Previous Agreement) shall be deemed in lieu of any payments due to Babecoff under any applicable employment law, had he been an employee of the Company including without limitation any payments for or in lieu of severance, vacation, sick leave, convalescence, management insurance or similar like payments made to employees and not to contractors.

2.4
Without prejudice to the generality of Section 2.3 above, if any judicial instance shall determine following the date hereof that Babecoff has been rendering his Services as an “employee” to the Company pursuant to the terms of this Agreement or the Previous Agreement (albeit the specific opposite arrangement contemplated herein and therein) and therefore that Babecoff is eligible to receive various terms and/or social benefits as if he was employed by the Company – the parties hereby specifically agree that the monthly salary which presumably is owed by the Company to Babecoff, shall be calculated as 60% (sixty percent) of the total average monthly consideration paid by the Company to the Contractor hereunder, or as the case may be, under the Previous Agreement (“Agreed Salary”). The Contractor and Babecoff, severally and jointly will refund the Company on the date of such judicial determination, with an amount equal to the total surplus payments which Contractor received from the Company beyond the Agreed Salary.

2.5
Without derogating from the above, in any case Babecoff will bring such claims the Company will have the right to set-off any payment due to the Contractor against the sums due to the Company and/or Babecoff, as a result of the above.

3.	Term

The period of renders of Services by the Contractor to the Company pursuant to the terms hereunder shall commence as of the Effective Date and shall remain n full force and effect for a period of 60 months, unless terminated earlier as provided in Section 6 hereof (such term being referred to herein as the “Contracting Period”).

4.	Scope of Services and Duties; Exclusive Services.

Contractor undertakes that Babecoff will provide the Company with the following Services during the Contracting Period (the “Services”):

	4.1	During the Contracting Period, Babecoff shall serve as the President and CEO of the Company.

	4.2	It is agreed that Babecoff will devote all of his working time and efforts to the performance of his duties.

4.3
During the Contracting Period, Contractor and/or Babecoff shall not, without the prior written authorization of the Company, directly or indirectly render Services of a business, professional or commercial nature (whether for compensation or otherwise) to any person or entity other than the Company.

4.4
The Contractor and/or Babecoff shall not, directly or indirectly, accept any commission, rebate, discount, or gratuity in cash or in kind, from any person other than Company, in any connection with his contractor relationship with the Company.

4.5
In the event that the Contractor shall discover that it and/or Babecoff has or might have at some point in the future any conflict of interest with the Company and/or with the duties required of him by virtue of his contractor relationship with the Company, the Contractor shall, as soon as possible, so inform the Company in writing, immediately upon such discovery.

5.	Consideration and Related Matters.

5.1
Monthly Fees. As consideration for the performance by the Contractor of its obligations hereunder, during the Contracting Period, the Company shall pay the Contractor monthly fees at the rate of 40,376 (forty thousand and three and seventy six NIS) per month plus VAT (the “Fees”). The Fees for each month shall be payable in arrears within ten (10) Calendar days of the first day of the following calendar month, against a proper tax invoice to be issued by the Contractor.

It is agreed that the Contractor’s Fees shall increase by 5% per year.

5.2
Expenses. The Company shall promptly reimburse the Contractor, for all reasonable business expenses incurred during the Contracting Period by the Contractor in performing the Services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

5.3
Payment for Previous Consulting Period. The Company shall pay the Contractor by not later than April 30, 2007, an amount of 29,168 NIS plus VAT, due to the Consultant as fee differentials for the service period under the Previous Agreement.

5.4
Company Car. The Company shall make available to the Contractor an automobile of class “3” for the Contractor’s use, with all maintenance and usage expenses paid by the Company. All liability for any parking or traffic fines shall be borne by the Contractor. The Contractor shall be liable for any and all income tax liability applicable to his use of the automobile. Should the Company terminate the Contractor’s contracting relationship with the Company, the Contractor shall be required to return possession of such automobile, together with all keys thereto, to the Company, within 9 month’s from receipt of notice. Should the Contractor’s contracting relationship with the Company terminate due to voluntary termination initiated by the Contractor, the Contractor shall be required to return possession of such automobile upon actual termination of his contracting relationship with the Company. The Contractor shall not have any lien over the Car and/or any of its accessories.

6.	Term of Agreement.

	6.1	The Company may terminate this Agreement at any time and for any reason, provided that the Contractor shall receive a written termination notice of not less than 9 months in advance.

	6.2	The Contractor may terminate his contracting relationship with the Company under this Agreement, upon 90 (ninety) days’ prior written notice.

6.3
In the event of termination under Sections 6.1 or 6.2 above either by the Company or Contractor, the Company may at its sole discretion shorten all or part of the notice period, terminate immediately the Contractor’s Contracting relationship with the Company and pay the Contractor its Fees (as defined in section 5.1 above) with respect to the remainder of the notice period.

6.4
The Company may immediately terminate the Contractor’s contracting relationship with the Company under this Agreement for “Cause” at any time and without derogating from any right of the Company. “Cause” shall mean: (1) a material breach by the Contractor of its obligations under this Agreement; or (2) breach of trust, malfeasance or gross negligence by the Contractor and/or Babecoff; or (3) Contractor and/or Babecoff being convicted with any felony.

6.5
Transfer of services. Upon the expiration or termination of this Agreement, the Contractor will cause Babecoff to assure the smooth transfer of services to his successor, by coordinating with his successor and helping familiarize him with the Company and the nature of his position and duties.

7.	Confidential Information; Inventions; Non-competition.

7.1
Confidential Information. In consideration of the Company’s agreements hereunder, and in further consideration of the benefits accruing to the Contractor hereunder, the Contractor agrees and undertakes that the Contractor and/or Babecoff shall not, directly or indirectly, disclose or use at any time, either during or subsequent to the Contracting Period, any trade secrets or any other information which is not known to the public (collectively, “Confidential Information”), of which the Contractor and Contractor are or become informed or aware during the Contracting Period. Confidential information also includes, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans, pricing, tenders and any price sensitive information, personnel information, including organizational structure, salary, and qualifications of Contractors, customer and supplier information, including identities, product sales and purchase history or forecasts and agreements and the terms and provision of this Agreement.

Upon termination of the Contracting Period, or at any other time upon request of the Company, the Contractor and Babecoff ( shall promptly deliver to the Company all physical and electronic copies and other embodiments of Confidential Information and all memoranda, notes, notebooks, records, reports, manuals, drawings, blueprints and any other documents or things belonging to the Company, and all copies thereof, in all cases, which are in the possession or under the control of the Contractor and/r Babecoff. The Contractor agrees that the return of such materials and any other equipment made available to the Contractor and/r Babecoff by the Company shall be a condition to receiving any benefits and amounts payable to the Contractor upon termination.

7.2
Inventions and Discoveries. All and any work products of the Contractor and Babecoff in the scope of the Services provided Services to the Company hereunder, including any business plan, patent, invention, development, idea, technology, methods of work, processes, research data, improvements and future products (hereinafter referred to as an “Invention”) which are invented or developed by or in cooperation with Babecoff during the term of the Contractor’s contracting relationship with the Company shall be wholly owned by the Company, and the Company shall be entitled to deal therewith as it desires and register and/or disseminate the Invention in its name. The Contractor shall assist the Company in everything necessary in order to present, disseminate and/or register its rights in such an invention, both in Israel and abroad, and shall execute every document required in such connection even after the termination of its contracting relationship with the Company insofar as necessary. The Contractor and Babecoff irrevocably appoint the Company as their attorney in fact in their name and on their behalf to execute all documents and do all things required in order to give full effect to the provisions of this Section. The duty of confidentiality in Section 7.1 shall also apply to any such Invention.

7.3
Non-competition Covenant. Without derogating from sub- Paragraphs 7.1 and 7.2 above, the Contractor agrees and undertakes that at all times during the Contracting Period and thereafter until the twelfth month from the termination of the contracting relationship with the Company for any reason (the “Non-competition Period”), the Contractor and Babecoff shall not, except on behalf of the Company, directly or indirectly, Participate in any Competitive Business (as each of such terms is defined below).

For purposes of this Agreement, the term “Participate” means to have any direct or indirect interest, participation or involvement, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchiser, franchisee, creditor, owner, stockholder or otherwise; provided, however, that the foregoing shall not prevent the Contractor or Contractor from investing in publicly traded securities issued by any corporation, provided the holdings thereof by the Contractor or Contractor do not constitute more than five percent (5%) of outstanding shares, so long as the Contractor or Contractor do not have any participation in the business management of such entity.

For the purposes of this Agreement the term “Competitive Business” means any enterprise, venture or proprietorship engaged in or which proposes to engage in the development, manufacture, sale, licensing and/or distribution of any information, products and/or Services that are the same as or substantially similar to the information, products and/or Services provided (or in development and proposed to be provided) by any business unit or division within the Company in which the Contractor provided Services prior to the termination of the Contracting Period for any reason.

7.4
Non-Solicitation of Employees. The Contractor recognizes that the Contractor and/or Babecoff will possess confidential information about employees and other contractors of the Company, relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company. The Contractor recognizes and undertakes that the information the Contractor and/or Babecoff will possess about these employees and other contractors is not generally known, is of substantial value to the Company in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company.

The Contractor undertakes that, during the Contracting Period and for a period of one (1) year thereafter, the Contractor and Babecoff will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by them or by any other on whose behalf they are acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about employees of the Company to any other person.

	7.5	Acknowledgment. The Contractor and Contractor hereby expressly agree that the terms of this Section 7 are reasonable, in light of the provisions of this Agreement.

	7.6	The provisions of Section 7 shall remain in full force and effect following the termination of this Agreement for whatever reason.

9.	Miscellaneous.

9.1
Modification No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Contractor and Contractor and the Company.

9.2
Company’s Successors. As used in this Agreement, “Company” shall mean the Company as herein defined and any successor (whether direct or indirect, by purchase, merger, consolation or otherwise) to all or substantially all of the business and/or assets of the Company or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

9.3
Waiver No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar of dissimilar provisions and conditions at the same or at any prior or subsequent time.

	9.4	Governing Law The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Israel without regard to its conflicts of law principles.

10.	Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

11.
Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matters contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of the Company or any party hereto, including but not limited to the Previous Agreement; and any prior agreement of the parties hereto or of the Contractor and the Company in respect of the subject matter contained herein is hereby terminated and canceled.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

/s/ Ron Babecoff
Ron Executive Ltd.		BiondVax Pharmaceuticals Ltd.

BY: Dr. Ron Babecoff		BY: Prof. Avner Rotman Title: Chairman
Date:	5/4/2007	Date:

Personal Undertaking & Guarantee

I, the undersigned, Ron Babecoff personally guarantee the complete fulfillment of all of the Contractor’s s obligations towards the Company under the foregoing Agreement and warrant the correctness of all of the Contractor’s warranties and declarations therein. I further undertake to be personally bound by the provisions of, and to personally fulfill all of the obligations set forth in foregoing.
Without derogating from any of my undertakings hereunder and the terms of the above to which I am bound, I further confirm that I am not, nor will I be, at any time during the course of providing the Services, an employee of Company and that there does not now exist, nor shall there exist during the course of providing the Services, an employer-employee relationship between myself and Company. I further agree that in the event that, despite my express declaration herein, an action be brought, or a claim made, against Company by me and or by any third party, that such an employer-employee relationship existed, and without derogating from the remedies available to Company pursuant to this Agreement and to law, Company shall be entitled to set-off the amounts to which the Company shall be entitled under the foregoing Agreement, from any and all amounts determined to be owing to me as a result of the foregoing claims and/or determinations.

/s/ Ron Babecoff
Dr. Ron Babecoff

Date:	5/4/2007

_______, 2012

To:
Ron Executive Ltd.,
54 Bialik Ave
Ramat Ha’Sharon 47205

Dear Sir,

Re: Amendment to Management Services Agreement

In connection with that certain Management Services Agreement dated April 1st, 2007 (the “Agreement”) by and between you and BiondVax Pharmaceuticals Ltd. (the “Company”), we wish to amend the Agreement as follows:

Sections 4.2 and 4.3 shall be replaced in their entirety with the following:

“4.2 Babecoff shall provide the Services utilizing the highest professional skill, diligence, ethics and care to ensure that the Services are preformed to the reasonable satisfaction of the Company.

4.3 During the Contracting period (as defined below), Contractor and/or Babecoff shall be entitled to render services of a professional, commercial or advisory nature, including paid lectures, to third parties in a scope which shall not exceed 20 hours per month, subject to the provisions of this Agreement (including Section 7.3 below), and provided that such rendered services shall not interfere with the Services.”

The following language shall be added to the end of Section 5.1:

“5.1 It is agreed that as of January 1, 2012 and during the Contracting period (as defined below), the Fees shall be increased by 5% per year (i.e. the Fees shall be equal to, as of January 1st, 2012, to NIS 52,500 per month, and subject to further increases on the following years).”

Section 5.5 shall be added, as follows:

“5.5 In the event a Material Agreement (as defined below) shall be signed between the Company and a third party during the Contracting Period (as defined below), Contractor will be entitled to a one-time bonus per Material Agreement in the rate equal to 1.75% of the proceeds received by the Company resultant of the Material Agreement (the “Material Agreement Bonus”).

Material agreement shall be defined as: (i) an agreement or a series of Agreements, (ii) pertaining a transaction with the Company (or any other entity designated for this transaction by the Company) in connection with the sale of all or substantially all of the Company’s assets or a commercialization of one of its products in the field of business, (iii) the total proceeds received resultant of such agreement during the Contracting Period (as defined below) shall be no less than a sum of US$ 10,000,000.

Notwithstanding the aforesaid, in the event such Material Agreement is signed and executed during a period of 3 years commencing on the date of the termination of this Management Services Agreement by the Company, Contractor shall still be entitled to receive the Material Agreement Bonus.

The Material Agreement Bonus shall not be limited to a single Material Agreement (i.e., the Material Agreement Bonus can be resultant of two separate Material Agreements), nor shall it be limited to any maximum amount”.

Section 3 of the Agreement shall be replaced in its entirety with the following:

“3.   Term

The period of rendering of Services by the Contractor to the Company pursuant to the terms hereunder shall commence as of the Effective Date and shall remain in full force and effect for a period of 96 months, unless terminated earlier as detailed in Section 6 below (such term being referred to herein as the “Contracting Period”).”

Except as specifically amended herein, all terms and conditions of the Agreement shall remain in full force and effect.

Sincerely yours,

BiondVax Pharmaceuticals Ltd

We hereby confirm and agree:

Ron Executive Ltd.
Date:

Dr. Ron Babecoff

Date: